EXHIBIT 99.1


                                 NEWS RELEASE

                                          For Further Information:

                                          David G. Todd
                                          Vice President
                                          Ashland Coal, Inc.
                                          Phone:  (304) 526-3755
                                          Fax:    (304) 526-3678

                                          Blair Gardner
                                          Vice President
                                          Arch Mineral Corporation
                                          Phone:  (314) 994-2725
                                          Fax:    (314) 994-2734

                                          For Immediate Release
                                          April 4, 1997



           ASHLAND COAL, INC. AND ARCH MINERAL CORPORATION TO MERGE

     Huntington, WV and St. Louis, MO -- Ashland Coal, Inc. (NYSE:ACI) and Arch Mineral Corporation, a privately held company, announced today that they have signed a definitive agreement to merge the two companies in a tax-free reorganization. The merged company, to be named Arch Coal, Inc., will be the sixth largest coal company in the United States and will be a platform for expansion through acquisitions and internal growth. Shares of Arch Coal will be publicly traded and are expected to be listed on the New York Stock Exchange.

     Arch Coal will have about 2 billion tons of coal reserves and total assets of nearly $1.7 billion. In 1996, the two companies had combined annual sales of more than 50 million tons, and annual revenues of approximately $1.3 billion. The merger will create the largest producer of low-sulfur coal in the Eastern United States. Arch Coal will also have a significant presence in southern Wyoming and in Illinois.

     William C. Payne, chairman, president and chief executive officer of Ashland Coal, said, "We are very pleased to be joining with Arch Mineral to create one of the largest and strongest companies in the coal industry. Arch Mineral brings to the merger talented management, a huge base of coal reserves, very productive mining operations and a well-established position in the coal markets. In addition, the two companies fit together well. Arch Mineral has mining properties in southern West Virginia which are located in close proximity to Ashland Coal properties. This good fit, together with the elimination of


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redundant   functions  and  the  advantages  of  size,  is  expected  to  create significant benefits for Arch Coal which would not be available to either company standing alone.

     "Given these expected benefits and based upon projections by each company of its performance, the transaction, in relation to Ashland Coal, should increase earnings per share in 1999 and increase cash flow per share almost immediately."

     "We believe the shareholders of both companies will realize significant benefits from this merger," Payne concluded.

     "I fully share Mr. Payne's enthusiasm and view of this transaction," stated Steven F. Leer, president and chief executive officer of Arch Mineral Corporation. "This merger will create one of the largest and strongest companies in the coal industry, not just in the United States, but in the world. Both Ashland Coal and Arch Mineral have proven management which have reduced operating costs while improving worker safety and productivity. These achievements, combined with the premier low- sulfur coal reserve base in the Eastern United States, create an outstanding opportunity for Arch Coal. We will be uniquely positioned to fulfill the fuel requirements of our customers as they deal with Phase II of the Clean Air Act and the deregulation of the electric utility industry. With our merger the company will be a platform for expansion, through internal growth and acquisition, and for increasing shareholder value that neither company could achieve individually," Leer said. "I am excited about the opportunity to lead this company," he concluded.

     Upon consummation of the merger, Payne, age 64, will retire, and Leer, age 44, will be president and chief executive officer of Arch Coal. Kenneth G. Woodring, currently senior vice president, operations, of Ashland Coal, will become executive vice president in charge of mining operations. The thirteen members of Arch Coal's Board of Directors are expected to come from the current Boards of the two companies. John R. Hall, retired chairman and chief executive officer of Ashland Inc. and currently a member of the Arch Mineral Board, will be chairman of Arch Coal's Board of Directors. The offices of the executive staff of Arch Coal will be located in St. Louis, and the offices of the operations personnel will be located in Huntington.

     Under the merger agreement, Arch Mineral will change its name to Arch Coal, Inc. Holders of shares of Ashland Coal common stock will receive one share of Arch Coal common stock for each share of Ashland Coal common stock they currently own. Holders of shares of Ashland Coal Class B and Class C convertible preferred stock will receive 20,500 shares of Arch Coal common stock for each share of preferred stock.


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     Immediately  after the  merger,  Arch Coal  will  have  approximately  39.6 million shares of common stock outstanding. Including the 694,035 shares issuable upon exercise of employee stock options held by Ashland Coal employees, the shareholders of Arch Mineral would own approximately 52 percent of Arch Coal and the shareholders of Ashland Coal would own approximately 48 percent.

     The relative values of Ashland Coal and Arch Mineral were negotiated by Special Committees of the respective Boards of Directors. The Special Committees were made up of non-Ashland Inc. directors of each company. Ashland Inc. currently owns significant interests in both Ashland Coal and Arch Mineral and will own about 53% of Arch Coal following the merger. The Boards of Directors of both Ashland Coal and Arch Mineral have unanimously approved the merger agreement.

     Ashland Coal and Arch Mineral are currently preparing appropriate disclosure documents for filing with the Securities & Exchange Commission (SEC). Following SEC review, a special meeting of the shareholders of Ashland Coal will be held to approve the merger. In order to be approved, at least 85% percent of the shares voted must be voted in favor of the merger. No other corporate action on behalf of Arch Mineral or its shareholders is necessary to approve the transaction. It is expected that, if approved, the two companies will combine as soon as practical after the special shareholder meeting. Completion of the merger is expected to occur around June 30, 1997. The transaction will be accounted for as a purchase by Arch Coal.

     Ashland Coal, Inc. is engaged in the mining, processing and sale of low-sulfur coal, and markets its coal principally to electric utilities in the Eastern United States and into the export market.

     Arch Mineral Corporation, through its wholly owned, independent operating subsidiaries, mines, processes, and markets bituminous coal to electric utilities in the Midwestern and Eastern United States. It operates mines and owns coal reserves in Central Appalachia, Illinois and Wyoming.

     Actual earnings and cash flow results may differ from projected results because of variations in coal demand and prices, transportation disruptions, or fluctuations in production rates or mining costs related to a variety of operational, geologic, permitting, labor and weather-related factors and to equipment availability.



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